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                                                                      EXHIBIT 99

NEWS RELEASE

Contact:      ANNE DAVENPORT             301 PERIMETER CENTER NORTH
              INVESTOR RELATIONS         ATLANTA, GA 30346
              (770) 668-5968


                   HBOC COMPLETES ACQUISITION OF GMIS INC.

     ATLANTA, December 9, 1996 -- HBO & Company (Nasdaq:HBOC) today announced it had completed the acquisition of GMIS Inc. (Nasdaq:GMIS), a leading provider of clinical information systems for the managed care industry.

     GMIS stockholders received 0.42 of a share of HBOC common stock for each GMIS share. At closing, approximately 3.7 million HBOC shares were issued for the approximately 8.8 million outstanding GMIS shares. The transaction will be accounted for as a pooling of interests and HBOC will take a one-time charge in the fourth quarter for acquisition related expenses.

     GMIS, based in Malvern, PA, has over 250 customers in the payer market including CIGNA, Aetna and over fifty Blue Cross/Blue Shield plans. In addition, this past September the company won a competitive contract and was selected by the Health Care Financing Administration (HCFA) to pilot their clinical editing software for the Medicare program. GMIS had 1995 revenue of $36 million and has approximately 200 employees including eight physicians and 25 clinicians.

     "HBOC has now come full circle, with broad product offerings and company expertise in the payer as well as the provider segments of the healthcare marketplace" stated Charles W. McCall, HBOC president and chief executive officer. "By combining the GMIS payer-based decision support tools with our provider-based decision support products, HBOC can analyze patient care across a wide spectrum of provider settings and financing perspectives."

     HBO & Company delivers enterprisewide patient care, clinical, financial and strategic management software solutions, as well as networking technologies, electronic data interchange, outsourcing and other services to healthcare organizations throughout the world.


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